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February 26, 2014
Consolidated Amendment to

EMPLOYMENT AGREEMENT

________JAMES M. PEARSON________

This Consolidated Amendment (this “Amendment”) to that certain EMPLOYMENT AGREEMENT, dated as of December 4, 2009 (this “Agreement”), is by and between Orion Marine Group, Inc., a Delaware corporation (the “Company”), and JAMES M. PEARSON (the “Key Employee”).
W I T N E S S E T H:
WHEREAS, the Company has identified the below signed individual as a Key Employee who is an integral part of the Company’s operation and management and as a result entered into the Agreement with him;
WHEREAS, the Company recognizes the undersigned individual’s ongoing efforts as a Key Employee and desires to continue to reward those efforts to protect and enhance the best interests of the Company;
WHEREAS, subsequent to the execution of the Agreement on December 4, 2009, it has been amended twice (the First Amendment effective January 1, 2012 and the Second Amendment effective January 1, 2014 (hereinafter the “Prior Amendments”)), extending the Term of the Agreement by an additional two years, each, thus providing that the Agreement currently expires on December 31, 2015;
WHEREAS, the Key Employee has on February 25, 2014 tendered his resignation (a) as an employee and Chief Executive Officer of the Company, effective December 31, 2014, and (b) as President effective February 25, 2014, and thus shall continue in the employ of the Company and as Chief Executive Officer until December 31, 2014;
WHEREAS, the Agreement, as currently amended shall expire on December 31, 2015; and both the Company and the Key Employee desire, by mutual agreement, to reduce the Agreement’s term, as last amended, to only an additional one (1) year period; and
NOW, THEREFORE, in consideration of the lump sum amount of Thirty-Six Thousand Dollars ($36,000.00), to be paid to Key Employee upon execution of this Agreement, in accordance with and subject to the Company normal payroll policies and procedures, including payroll withholding obligations, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLEI
ARTICLEIIPURPOSE, DEFINITIONS AND INTERPRETATIONS
1.Purpose. The purpose of this Consolidated Amendment to the Agreement is to evidence the Parties’ mutual agreement to reduce the Agreement’s term, as last amended, to only an additional one (1) year period, under the terms and conditions as hereinafter provided, and to consolidate, supersede and replace the First and Second Amendments to the Agreement into this single Consolidated Amendment.
2.Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
3.Interpretations. In this Amendment, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such terms.

ARTICLE II
AGREEMENT

The parties hereby mutually agree to the following terms as reflected below.

2.1    Term.  Notwithstanding Section 2.1 of the Agreement and the mutually agreed terms of the Second Amendment to the Agreement dated November 21, 2013, the Parties do hereby mutually agree that Section 2.1 of the Agreement shall, effective immediately and forever thereafter be superseded and replaced with the following:

“The term of this Agreement commenced on the Effective date of this Agreement and ended on December 31, 2011 (the “Initial Term”) and was subsequently extended twice for a two year term each, currently expiring on December 31, 2015; however, the term of the Agreement, as so extended is hereby reduced to only one (1) year additional period commencing January 1, 2014 and ending on December 31, 2014.”

2.2    Base Salary.  During the Initial and subsequent Terms, the Key Employee has received one or more increases in Base Salary and therefore it is appropriate to reflect said increase(s) in the Base Salary provision of the Agreement and, as a result, the Parties do hereby mutually agree that Section 2.3 (a) of the Agreement shall, effective January 1, 2014 and forever thereafter be supersede and replaced with the following:
“ (a) Base Salary.  Key Employee will receive a Base Salary at the rate of Five Hundred and Forty Thousand, Seven Hundred and Fifty Dollars ($540,750) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time.”

ARTICLE III
OTHER TERMS

3.01    Consolidated Amendment: This Amendment does hereby consolidate, supersede and replace the Prior Amendments to the Agreement into this single Consolidated Amendment.

3.02 Remaining Terms of the Agreement: Except to the extent specifically provided herein to the contrary in this Amendment, all terms, conditions, understandings and agreements between the Parties, as set forth in the Agreement shall be binding upon and inure to the benefit of each of the respective Parties, as set forth in the Agreement.

3.03 Severability Clause: If any portion of this Amendment (or the Agreement, as extended hereunder), is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of the document(s) shall continue in full force and effect.

3.04 Headings: The headings are for convenience only and may not be used to construe or interpret this Amendment.

3.05 Counterparts and Signatures: This Amendment may be executed in one or more counterparts, and by each of the respective Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and electronically transmitted signatures shall be deemed originals for all proposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY
ORION MARINE GROUP, INC.

By: __/S/ Mark. R. Stauffer______
Mark R. Stauffer, President
Date: ----------------- February 26, 2014

KEY EMPLOYEE

__/S/ James. M. Pearson_________
Name: James M. Pearson
Date: February 26, 2014